EXHIBIT 99.1

FOR IMMEDIATE RELEASE


	CONTACT:	SMTEK INTERNATIONAL, INC.
	Kirk A. Waldron, CFO
	(805) 532-2800, ext. 111



SMTEK INTERNATIONAL, INC. APPOINTS EDWARD J. SMITH AS PRESIDENT & CEO
OF COMPANY


MOORPARK, Calif. (May 14, 2002) - SMTEK International, Inc.
(Nasdaq: SMTI / Pacific Exchange: SMK), a provider of electronics manufacturing services (EMS), today announced that its Board of Directors has appointed Edward J. Smith as President and Chief Executive Officer of the Company. Mr. Smith joined the Company as Vice President, Business Development, in January 2002. Prior to joining the Company, Mr. Smith held the position of senior sales executive with Avnet, Inc., a leading supplier of electronic components. In addition, he has over twenty years experience in various managerial roles in the electronics sales and distribution industry.

Mr. Smith replaces Gregory L. Horton, who resigned as Chief
Executive Officer, President and Board member, in order to pursue other interests. Mr. Horton was one of the original founders of SMTEK. Mr. Horton commented that he was "very fortunate to have participated in the growth of the Company from a start-up to a global organization with seven subsidiary locations on three continents." He also complimented the Company's "first class employees, infrastructure and service offering that is second to none, which is exhibited in its world class facilities and attitude toward its customer base."

James Burgess, the Chairman of the Board, states, " We are excited to have Ed Smith lead our Company through the current economic challenges it faces. The Board members are confident that Ed's in-depth knowledge and success in the electronics industry (complimented by our Company's management team) will provide us the basis from which to return to growth and profitability. The Board and the Company also wish to thank Greg Horton for his services to the Company over the years and wish him the best."

*	*	*	*	*


Headquartered in Moorpark, California, SMTEK International, Inc.
is an EMS provider serving original equipment manufacturers (OEMs) in the industrial instrumentation, medical, telecommunications, financial services automation, aerospace and defense industries. We provide integrated solutions to OEMs across the entire product life cycle, from design to manufacturing to end-of-life services, for the worldwide low to medium volume, high complexity segment of the EMS industry. We have locations in Moorpark, California; Santa Clara, California; San Diego, California; Marlborough, Massachusetts; Fort Lauderdale, Florida; Craigavon, Northern Ireland and the Ayuttya Province in Thailand.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor provisions created by those sections. Any forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are cautioned that forward-looking statements regarding future events and the future performance of SMTEK International, Inc. involve various risks and uncertainties that could cause actual results to differ materially from those described in these statements.

Readers are referred to the documents filed by SMTEK
International, Inc. with the SEC, including our most recent Reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, for a more complete description of important risk factors and other information with respect to risks and uncertainties relating to the materials in this press release, as well as to other aspects of our business and financial condition.

SMTEK APPOINTS EDWARD J. SMITH AS PRESIDENT/CEO/Page 2


- more -